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                                                                    Exhibit 23.1

The Board of Directors
Ampace Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-44889, No. 333-41521 and No. 333-41515 on Form S-8 of Ampace Corporation of our report dated March 12, 1998, except as to note 3 which is as of March 30, 1998, relating to the consolidated balance sheets of Ampace Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended, which report is included in the December 31, 1997 annual report on Form 10-KSB of Ampace Corporation.


                                                     KPMG Peat Marwick LLP

Little Rock Arkansas
March 30, 1998